Exhibit 10.1
RETIREMENT AGREEMENT

This Retirement Agreement (this “Agreement”) is entered into by and between Craig L. Kauffman (“Mr. Kauffman”) and both Orrstown Financial Services, Inc. (“Orrstown”) and Orrstown Bank, a wholly owned subsidiary of Orrstown (the “Bank” and, together with Orrstown, the “Employer”), effective as of the Effective Date, as defined below. Mr. Kauffman, Orrstown and the Bank are together referred to as the “Parties.”
WHEREAS, Mr. Kauffman was previously employed by Codorus Valley Bancorp, Inc. (“Codorus”) and PeoplesBank, a Codorus Valley Company (“PeoplesBank”), pursuant to an Employment Agreement dated August 6, 2018 and amended on September 14, 2021;
WHEREAS, Orrstown and Codorus effected a merger pursuant to an Agreement and Plan of Merger dated as of December 12, 2023, which closed on July 1, 2024 (the “Merger”);
WHEREAS, in connection with the Merger, the Employer and Mr. Kauffman entered into an Employment Agreement, which became effective on July 1, 2024 (the “Employment Agreement”);
WHEREAS, pursuant to the Employment Agreement, Mr. Kauffman has served as the Chief Operating Officer of both Orrstown and the Bank;
WHEREAS, pursuant to the Employment Agreement, Mr. Kauffman would be entitled to certain payments and equity acceleration in the event of the termination of his employment in certain circumstances, subject to the effectiveness of an agreement that includes, among other terms, a release of legal claims;
WHEREAS, in connection with the Merger, Orrstown entered into a Restricted Security Grant Agreement with Mr. Kauffman effective July 1, 2024 (the “Grant Agreement”), pursuant to which he was granted shares of restricted stock of Orrstown, subject to vesting, which would total 10,000 shares upon achievement of certain cost savings at a “Target” level;
WHEREAS, PeoplesBank and Mr. Kauffman entered into a Bank Contribution Deferred Compensation Agreement (the “Deferred Compensation Agreement”), adopted effective February 21, 2019 and assumed by the Bank in connection with the Merger, pursuant to Section 4.4 of which Mr. Kauffman elected to receive consecutive monthly payments of $3,561.63 through July 2039 in accordance with and subject to the Deferred Compensation Agreement;
WHEREAS, the Bank and Mr. Kauffman entered into a Salary Continuation Agreement effective as of July 8, 2024 (the “Salary Continuation Agreement”), pursuant to which Mr. Kauffman would be entitled to certain payments commencing at age 65, provided that the termination of his employment did not occur for Cause (as defined in the Employment Agreement), the amount of which payments would depend on the timing of the termination of Mr. Kauffman’s employment; and

WHEREAS, Mr. Kauffman desires to retire from employment with the Employer and to resign from all positions that he holds with the Employer and the Employer has determined that it is in its best interest to accept such resignations, subject to the terms set forth in this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration set forth herein, the Parties hereby agree as follows:
1.    Retirement and Resignations. Mr. Kauffman hereby retires from employment and pursuant to such retirement he resigns from employment with Orrstown and the Bank and from all officer, director and other positions that Mr. Kauffman holds with Orrstown, the Bank and any and all affiliates of each of them, with all such resignations to be effective on September 30, 2024 (the “Retirement Date”). During the remaining period of his employment with the Employer, Mr. Kauffman shall devote his best efforts to performing his responsibilities for the Employer and to preparing for the transition of his responsibilities, subject to the supervision and direction of the President and Chief Executive Officer of Orrstown and the Bank. During the remaining period of Mr. Kauffman’s employment, the Employer shall continue Mr. Kauffman’s salary at the current rate of $600,000 per year, employee benefits as set forth in the first sentence of Section 3.3 of the Employment Agreement, expense reimbursement as set forth in Section 3.5 of the Employment Agreement, and the use of an automobile and related expense reimbursements as set forth in Section 3.6 of the Employment Agreement.
2.    Retirement Payments.
(a)    Salary and Bonus Substitution Payments. The Employer shall make prorated payments to Mr. Kauffman on regular payroll dates based on a pay rate of $819,170 per year effective from the date immediately following the Retirement Date to April 22, 2028.
(b)    Health and Welfare Benefit Continuation. The Employer shall pay the full amount of the premiums for continuation coverage of employee group medical and dental benefits pursuant to COBRA for a period of six (6) months following the Retirement Date, after which, subject to his continued eligibility for coverage under COBRA, Mr. Kauffman shall have the right to continue COBRA benefits subject to his timely payment of applicable COBRA premiums for coverage for a period of an additional twelve (12) months.
(c)    Attorneys’ Fees. The Employer shall make an additional lump sum payment to Mr. Kauffman in an amount equal to the lesser of the attorneys’ fees that Mr. Kauffman incurred in connection with the negotiation of this Agreement or $35,000 (the “Fees Amount”). The Employer shall pay Mr. Kauffman the Fees Amount no later than the second regular payroll date following the later of the Effective Date or the date when Mr. Kauffman provides written notice of the Fees Amount to the Employer’s Executive Vice President, General Counsel, Matthew Dyckman (mdyckman@orrstown.com) and subject to Mr. Kauffman’s prompt compliance with any reasonable documentation of the attorneys’ fees that Mr. Kauffman incurred that the Employer may request. For the avoidance of doubt and without limiting Section 2(d) of this Agreement, the payment of the Fees Amount shall be treated as IRS Form W-2 income and shall accordingly be subject to tax-related deductions and withholdings.

(d)    Tax Treatment. The Employer shall make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement that it reasonably determines to be required. With the exception of payments pursuant to Section 2(b), payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Employer to make any payments to compensate Mr. Kauffman for any adverse tax effect associated with any payments or for any deduction or withholding from any payment, except to the extent expressly provided in this Agreement.
3.    Equity Acceleration. The “Vesting Terms” set forth in the “Summary of Grant” accompanying the Grant Agreement shall be replaced by the following: “13,333 shares of Restricted Securities shall become immediately vested and exercisable effective on the date of resignation from employment.” In all other respects, the Grant Agreement shall remain in full force and effect.
4.    Salary Continuation Agreement. Mr. Kauffman’s retirement effective on the Retirement Date shall be an “Early Termination” for purposes of the Salary Continuation Agreement but the “annual benefit” to be paid pursuant to Section 2.2 of the Salary Continuation Agreement, subject to the terms of the Salary Continuation Agreement (including without limitation the potential reduction under Section 2.14 of the Salary Continuation Agreement), shall be increased to $150,000.
5.    Deferred Compensation Agreement. Nothing in this Agreement shall be construed to supersede the Deferred Compensation Agreement, and Mr. Kauffman shall continue to be entitled to receive deferred compensation payments in accordance with Section 4.4 of the Deferred Compensation Agreement, in accordance with and subject to the Deferred Compensation Agreement.
6.    Section 280G.
(a)    If any benefit or payment from the Employer to Mr. Kauffman pursuant to this Agreement or the Salary Continuation Agreement would be an “Excess Parachute Payment,” as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), then (i) first, the aggregate present value of amounts payable to Mr. Kauffman under the Salary Continuation Agreement shall be reduced to the extent necessary to avoid treating any such salary continuation payments as Excess Parachute Payments, and (ii) second, the aggregate present value of remaining amounts or benefits payable to Mr. Kauffman pursuant to this Agreement (“Agreement Payments”) shall be reduced (but not below zero) to the Reduced Amount. The “Reduced Amount” shall be the greater of (A) the highest aggregate present value of Agreement Payments that can be paid without causing any payments or benefits hereunder to be an Excess Parachute Payment or (B) the largest portion, up to and including the total, of the Agreement Payments that after taking into account all applicable state and federal taxes (computed at the highest applicable marginal rate) including any taxes payable pursuant to Section 4999 of the Code, results in a greater after-tax benefit to Mr. Kauffman than the after-tax benefit to Mr. Kauffman of the amount calculated under clause (A) hereof (computed at the highest applicable marginal rate).

(b)    The Parties agree that all determinations required to be made under Section 5(a), including the determination of any Excess Parachute Payments, the amount of any excise tax or after-tax benefits, and whether a reduction in salary continuation payments or Agreement Payments is required, shall be made by Golden Parachute Tax Solutions LLC (the “Accounting Firm,” provided that if Golden Parachute Tax Solutions LLC withdraws from its provision of services to the Employer with respect to this Agreement, then the Accounting Firm shall mean an independent nationally-recognized accounting firm selected by the Company after consultation with Mr. Kauffman). The Employer shall solely bear all fees and expenses charged by the Accounting Firm with respect to any such determination.
7.    Indemnification. Section 6.10 of the Employment Agreement shall remain in full force and effect.
8.    General Release By Mr. Kauffman.
(a)    Release. For good and valuable consideration pursuant to this Agreement, the sufficiency of which is hereby acknowledged, Mr. Kauffman releases, discharges, and covenants not to sue the Orrstown or the Bank, the predecessors (including without limitation Codorus and PeoplesBank), successors, and affiliated entities of each of them and the current and former directors, officers, shareholders, employees, agents, insurers and attorneys of each of the foregoing (together, the “Released Parties”) generally from and with respect to any and all claims, actions, suits, liabilities, debts, controversies, contracts, agreements, obligations, damages (including, without limitation, punitive damages), judgments, causes of action, and contingencies whatsoever, including attorneys’ fees and costs, in law or in equity, known or unknown, suspected or unsuspected, asserted or unasserted that Mr. Kauffman ever had, now has, or hereafter can, shall, or may have for, upon, or by reason of any matter, cause, or thing whatsoever (“Claims”) arising at any time through the execution of this Agreement. This includes, without limitation, the release of (i) all Claims in connection with or arising from Mr. Kauffman’s employment by the Employer or the termination of such employment; (ii) all Claims for compensation, salary, bonus, severance pay, vacation pay, life insurance, disability benefits, medical or other health insurance, or any other fringe benefit; (iii) all Claims under any federal, state, or local law, regulation, or ordinance, including, without limitation, all Claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Family Medical Leave Act, the Pennsylvania Human Relations Act, the Pennsylvania Minimum Wage Act, the Pennsylvania Wage Payment and Collection Law, the Pennsylvania Equal Pay Law, all as amended, and/or any other federal, state or local law (statutory or decisional), regulation or ordinance concerning employment including those prohibiting employment discrimination, harassment or retaliation; (iv) all Claims under common law including, without limitation, all Claims based in tort, breach of contract (express or implied) or quasi-contract; (v) all Claims of wrongful discharge; and (vi) all Claims for compensatory damages, punitive damages, attorneys’ fees, costs or related disbursements. Mr. Kauffman intends this release to be a general release of any and all Claims arising at any time through the date of execution of this Agreement to the fullest extent permissible by law, except as provided below. Mr. Kauffman further agrees not to accept damages of any nature or other equitable or legal remedies for his own benefit or attorneys’ fees or costs from any of the Released Parties with respect to any Claim released by this Agreement, except as provided below.
(b)    No Assignment. Mr. Kauffman further represents and warrants that he has not assigned any Claims against any Released Party to any person or entity.
(c)    Exclusions from Release. Nothing in this Agreement shall be construed or applied to limit any rights that Mr. Kauffman may otherwise have (i) under this Agreement, including without limitation under any provision of the Employment Agreement that is specifically preserved in this Agreement; (ii) with respect to any Section 401(k) plan benefit; (iii) to exercise group health plan continuation rights under the law known as COBRA; (iv) pursuant to the Salary Continuation Agreement (as modified by this Agreement); (v) pursuant to the Deferred Compensation Agreement; (vi) pursuant to the Grant Agreement (as modified by this Agreement); (vii) to pursue or recover a whistleblower award or bounty for information provided to the Securities and Exchange Commission (“SEC”); or (viii) with respect to any Claim that may not be released under applicable law. Furthermore, nothing contained in this Agreement limits Mr. Kauffman’s ability to file a charge or complaint with any federal, state or local governmental agency or commission; provided that (a “Government Agency”); provided that, with the exception of his rights to recover a whistleblower award or bounty for information provided to the SEC or any other rights to receive a whistleblower award for providing information to a Government Agency, which rights are specifically preserved, Mr. Kauffman waives any other right to monetary or other individualized relief as a result of any action by a Government Agency or other third party.
9.    Transitional Assistance. Mr. Kauffman shall provide up to twenty (20) hours of transitional assistance to the Employer by telephone, email and/or virtual meetings at reasonable times requested by the Employer during the period until December 31, 2024; provided that the Employer shall not require Mr. Kauffman to provide such assistance at any times that would unreasonably interfere with Mr. Kauffman’s professional or personal commitments.
10.    Future Cooperation. Mr. Kauffman agrees to cooperate reasonably with the Employer (including its outside counsel) in connection with (i) the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Employer believes that Mr. Kauffman may have knowledge or information; and (ii) responding to requests for information from any Government Agency (together “Cooperation Services”). Mr. Kauffman shall further make himself available to provide Cooperation Services at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Employer’s counsel. The Employer shall not utilize this section to require Mr. Kauffman to make himself available to an extent that would unreasonably interfere with professional or personal commitments. Cooperation Services include, without limitation, appearing without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Employer calls Mr. Kauffman as a witness. The Employer shall reimburse Mr. Kauffman for any reasonable travel expenses that he incurs due to his performance of Cooperation Services, after receipt of appropriate documentation consistent with the Employer’s business expense reimbursement policy.
11.    Restrictive Covenants, Clawback and Related Provisions. Sections 5.1 through 5.7 of the Employment Agreement shall remain in full force and effect; provided that as part of the consideration for the Employer’s promises in this Agreement, including without limitation the additional amounts to be paid to Mr. Kauffman under the Salary Continuation Agreement to which Mr. Kauffman would not otherwise have been entitled to receive, the last sentence of Section 5.3(a) of the Employment Agreement shall be deleted and replaced by the following: “‘Restricted Period’ shall be the period from the Effective Date to April 22, 2028.”
12.    Return of Property. No later than the Retirement Date, Mr. Kauffman shall deliver to the Employer all keys, access cards, property, equipment, credit cards, computer equipment, telephone equipment, memoranda, notes, records, letters, documents, lists, plans, compositions, formulations, computer data, and other tangible items made or compiled by Mr. Kauffman or in his possession concerning or relating to any business, product, process, operation, personnel, or business associate of the Employer. Mr. Kauffman acknowledges and agrees that all such materials are the sole property of the Employer, and that he has no right, title, or other interest in or to such materials.
13.    Non-Disparagement. Subject to Section 5.7 of the Employment Agreement, Mr. Kauffman agrees not to disparage Orrstown, the Bank or any current or former directors, officers or employees of Orrstown or the Bank. Mr. Kauffman represents that since the date of the proposal of this Agreement, he has not made any statements that would have been prohibited by this section of this Agreement had it then been in effect.
14.    Restrictions on Orrstown-Related Activities. Mr. Kauffman agrees that, during the Restricted Period, except as otherwise set forth in this Agreement, he shall not acquire any additional securities of Orrstown, or any instrument that gives him or any of his affiliates the economic equivalent of ownership of an amount of voting securities of Orrstown, either directly or indirectly, nor shall he participate with any other person(s) in any arrangement involving the acquisition or anticipated acquisition of securities in the Orrstown; provided that this shall not be construed to apply to a passive investment in any mutual fund offered by an investment management firm that owns securities in Orrstown. Mr. Kauffman also agrees that, during the Restricted Period, he shall not, either directly or indirectly, whether alone or in concert with others, (i) propose any merger, consolidation, business combination, tender or exchange offer, purchase of Orrstown’s assets or businesses, or similar transactions involving Orrstown; (ii) propose or seek any “solicitation” (as such term is used in the rules of the SEC) of proxies or consents to vote any securities of Orrstown; (iii) nominate any person to serve as a director of Orrstown or the Bank; or (iv) propose any matter to be voted upon by the shareholders of Orrstown. Furthermore, during the Restricted Period, Mr. Kauffman shall not be eligible to be employed by the Employer or serve on the Board of Directors of either Orrstown or the Bank.

15.    Modification. This Agreement may be modified or amended only by a written instrument duly signed by the Parties hereto.
16.    Governing Law, Jurisdiction and Venue. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without regard to principles of conflict of laws. The federal and state courts of the Commonwealth of Pennsylvania shall have the exclusive jurisdiction to consider any matters related to this Agreement, including, without limitation, any claim of a violation of this Agreement. With respect to any such court action, the Parties submit to the jurisdiction of such courts. Any claims or legal actions by one Party against another shall be commenced and maintained in the Court of Common Please of Dauphin County, Pennsylvania, or the United States District Court for the Middle District of Pennsylvania.
17.    Entire Agreement; Interpretation. This Agreement (together with other agreements incorporated by reference herein) constitutes and contains the complete understanding of the Parties with respect to the subject matter addressed in this Agreement. It supersedes and replaces all prior negotiations and all agreements, both written and oral, concerning the subject matters of this Agreement; provided that this shall not affect any rights expressly preserved in this Agreement, except as expressly modified by this Agreement. Without limiting the foregoing, this Agreement supersedes the Employment Agreement, except as specifically provided herein. This is an integrated document. In the event of any dispute, this Agreement (together with other agreements incorporated by reference herein) will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either Mr. Kauffman or the Employer.
18.    Severability. If any provision of this Agreement is held invalid, such invalidation shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provision or application, and to this end the provisions of this Agreement are declared to be severable.
19.    Representations and Warranties; Knowing and Voluntary Agreement. By Mr. Kauffman’s signature below, Mr. Kauffman represents and warrants that: (i) Mr. Kauffman has been represented by an attorney of his own choosing in connection with this Agreement and he has been advised to consult with his attorney concerning this Agreement before signing it; (ii) Mr. Kauffman has been given a reasonable amount of time to consider this Agreement; (iii) Mr. Kauffman has read and reviewed this Agreement thoroughly and fully understands its terms and conditions and their significance and has discussed them with his independent legal counsel; (iv) Mr. Kauffman agrees to all of the terms and conditions of this Agreement; (v) Mr. Kauffman is signing this Agreement voluntarily and of his own free will, with the full understanding of its legal consequences, and with the intent to be bound hereby; and (vi) Mr. Kauffman understands that he (and not the Employer) shall be responsible for his own tax liability that may arise as a result of the payments contemplated by this Agreement. All of Mr. Kauffman’s representations and warranties under this Agreement shall survive the execution and delivery of this Agreement.
20.    No Reliance. Each of the Parties represents, warrants, and agrees that in executing this Agreement, he or it has placed no reliance whatsoever on any statement, representation, or promise of the other Party or any other person or entity, not expressly set forth herein, or upon the failure of the other Party or any other person or entity to make any statement, representation or disclosure of anything whatsoever.  This clause shall:  (i) preclude any claim that either Party was in any way fraudulently induced to execute this Agreement; and (ii) preclude the introduction of parol evidence to vary, interpret, supplement, or contradict the terms of this Agreement.  Each Party has read the Agreement carefully, knows and understands the contents of this Agreement, and has made such investigation of the facts pertaining to the settlement and this Agreement and of all matters pertaining to this Agreement as such person deems necessary or desirable.
21.    Consideration Period. Mr. Kauffman acknowledges that the Employer offered an agreement to him on August 26, 2024 (the “Original Proposal”) and that this Agreement constitutes a modification of the Original Proposal. Mr. Kauffman further acknowledges that he was given the opportunity to consider the Original Proposal for twenty-one (21) days from August 26, 2024. The Parties agree that the offer of this Agreement replaces all previous proposals. They further agree that the offer of this Agreement does not restart a full twenty-one (21) day period for the consideration of this Agreement. The Parties, with the benefit of advice of their respective counsel, agree that the period for consideration of this Agreement shall continue to and include September 23, 2024. If not signed by Mr. Kauffman and returned to counsel for the Employer on or before September 23, 2024, this Agreement will not be valid. In addition, if Mr. Kauffman breaches any of the conditions of this Agreement on or before September 23, 2024, the offer of this Agreement will be withdrawn and Mr. Kauffman’s execution of this Agreement will not be valid. In the event that Mr. Kauffman executes and returns this Agreement before September 23, 2024, Mr. Kauffman acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the period until September 23, 2024. The Employer acknowledges that for a period of seven (7) days from the date of execution of this Agreement, Mr. Kauffman shall retain the right to revoke this Agreement by written notice delivered to counsel for the Employer before the end of such period, and that this Agreement shall not become effective or enforceable until the first business day following the expiration of such revocation period (the “Effective Date”).
22.    PDF or Facsimile Signatures and Counterparts. The Parties agree that facsimile and PDF signatures of this Agreement shall be treated the same as original signatures and further agree that this Agreement may be executed in counterparts.
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The Parties acknowledge that they have read this Agreement and know its contents, and know that its terms are contractually and legally binding. The Parties further acknowledge that they enter into this Agreement knowingly and voluntarily.

/s/ Craig L. Kauffman                        September 23, 2024
Craig L. Kauffman                        Date

ORRSTOWN FINANCIAL SERVICES, INC.

By:    /s/ Thomas R. Quinn, Jr.                September 25, 2024
Thomas R. Quinn, Jr.                    Date
President and Chief Executive Officer

ORRSTOWN BANK

By:    /s/ Thomas R. Quinn, Jr.                September 25, 2024
Thomas R. Quinn, Jr.                    Date
President and Chief Executive Officer